Exhibit 6.4

STRATEGIC INVESTMENT agreement

This Strategic Investment Agreement (this “Agreement”) is dated as of September 10, 2018 (the “Effective Date”) by and among HIGHTIMES HOLDING CORP., a Delaware corporation (“Hightimes”), TRANS-HIGH CORPORATION, a New York corporation (“THC”), and SPECTRUM KING, LLC, a Delaware limited liability company (“Spectrum”). Hightimes, THC and Spectrum are each referred to herein as a “Party,” or together as the “Parties.”

RECITALS

WHEREAS, Spectrum is in the business of designing, manufacturing and selling high-end LED grow lights for indoor and greenhouse applications targeting a variety of growing industries, such as cannabis, leafy greens, tomatoes, ornamental plants and other plants;

WHEREAS, THC is a wholly-owned subsidiary of Hightimes, and THC is the owner of the intellectual property related to the High Times™ name, logo and brand (collectively, the “Hightimes Intellectual Property”);

WHEREAS, pursuant to the terms of this Agreement, the Parties desire for Hightimes to (a) grant to Spectrum a limited license to the Hightimes Intellectual Property for the purpose of allowing Spectrum to advertise and market the “High Times Grow Box” and all other products sold and distributed by Spectrum during the “Term” (as hereinafter defined) of this Agreement (collectively, with the Hightimes Grow Box, the “Spectrum Products”), and (b) grant Spectrum $500,000 worth of annual advertising credits for three consecutive years;

WHEREAS, in consideration for the issuance of the aforesaid license and advertising credits, Spectrum shall issue to Hightimes a number of Spectrum Economic Units and Membership Interests (as such terms are defined in the Second Amended and Restated Spectrum Operating Agreement, which is defined below), representing 9.9099% of Spectrum’s voting power and equity ownership on a fully-diluted basis; and

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which Hightimes will provide certain advertising services to Spectrum.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as provided below in this Agreement.

Article I

ADVERTISING SERVICES; ADVERTISING CREDITS; TERM OF AGREEMENT

AND SPECTRUM EQUITY INTERESTS

Section 1.01 Advertising Services and Issuance of Advertising Credits.

(a) Subject to the terms and conditions of this Agreement and in consideration of the issuance to Hightimes of eleven (11) Spectrum Economic Units, representing 9.9099% of Spectrum’s voting power and equity ownership (the “Spectrum Equity Interests”), during the Term of this Agreement, Hightimes hereby agrees to provide Spectrum with the Advertising Services described in Section 4.02 of this Agreement and up to $1,500,000 of advertising credits (the “Advertising Credits”) to enable Spectrum to advertise and market the Spectrum Products (i) on all Hightimes publications, including the Hightimes print and website publications, and (ii) at all festivals conducted by Hightimes, including its “Cannabis Cup” events.

(b) Hightimes shall provide Spectrum with the Advertising Services described in Section 4.02 of this Agreement and up to $500,000 of Advertising Credits during the “Term” of this Agreement (as defined below) during each of the three (3) consecutive twelve (12) month periods commencing September 1st and ending August 31st in each of 2019, 2020 and 2021 (each an “Anniversary Period”).

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(c) Spectrum shall have the right but not the obligation to utilize Hightimes’ Advertising Credits during the Term of this Agreement. Any unused Advertising Credits not expended at the end of each Anniversary Period may be carried over and used by Spectrum in the next succeeding Anniversary Period; provided however, that unless the Term of this Agreement shall be extended, as provided in Section 1.02 below, to the extent any Advertising Credits have not been used by the August 31, 2021 expiration of the Term, such Advertising Credits shall terminate and will no longer be available to Spectrum.

(d) Annexed hereto as Exhibit A and made a part hereof, is a schedule of the charges and fees imposed by Hightimes to advertisers (the “Advertising Fee Schedule”). Such Advertising Fee Schedule is subject to change during the Term of this Agreement at the sole discretion of Hightimes; provided however, that the fees charged against the Advertising Credits granted to Spectrum shall be no less favorable to Spectrum than the fees charged by Hightimes to other advertisers in its publication or on its website. Subject to the foregoing “favored nations” provision, during the Term of this Agreement, Hightimes reserves the right from time to time to change the retail prices set forth on Exhibit A; however, Spectrum shall be entitled to receive the same percentage discounts from any such adjusted prices.

Section 1.02 Term of Agreement.

(a) This Agreement shall commence on the Effective Date and shall end on August 31, 2021. The three consecutive Anniversary Periods ending August 31, 2021 are referred to herein as the “Term” of this Agreement.

(b) If requested by Spectrum, the Parties may elect to extend the Term of this Agreement beyond August 31, 2021, all upon such terms and conditions as the Parties may mutually agree upon.

Section 1.03 Issuance of Spectrum Equity Interests. Simultaneously with the execution and delivery of this Agreement, Spectrum shall issue to Hightimes the Spectrum Equity Interests, and shall amend and restate the Spectrum operating agreement, in substantially the form of Exhibit B annexed hereto (the “Second Amended and Restated Spectrum Operating Agreement”).

Section 1.04 Advertisements. Spectrum shall provide Hightimes with reasonable advance notice (not less than 10 days) of its desire to use the Advertising Credits during the Term of this Agreement, as well as the form and content of such advertisements. The Parties hereto agree that the form and content of all advertisements by Spectrum on the Hightimes website, in Hightimes print publications and in connection with any festival events produced by Hightimes shall be reviewed and approved in advance by Hightimes prior to their publication.

Article II

LICENSE FOR SPECTRUM TO USE THE HIGHTIMES NAME AND LOGO FOR ADVERTISING

Section 2.01 License.

(a) Until the expiration of the Term of this Agreement or until this Agreement is terminated under Article VI below, whichever comes first, Hightimes and THC hereby jointly and severally agree to grant to Spectrum a limited right and license to use the Hightimes Intellectual Property for the sole purpose of allowing Spectrum to advertise and market any or all of the Spectrum Products throughout the world (the “Hightimes License”).

(b) No royalties or other payments shall be required to be paid during the Term of this Agreement to Hightimes under the limited license granted pursuant to this Agreement.

(c) Spectrum shall not, without the prior written consent of Hightimes, use the High Times™ trademark, trade name, logo, style or any other Hightimes Intellectual Property for any purpose other than to advertise and market Spectrum Products pursuant to the limited license granted hereby.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 3.01 Organization and Authority. Spectrum is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Hightimes is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. THC is a New York corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each Party has full corporate or limited liability company power and authority, as applicable, to enter into this Agreement and to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Parties of this Agreement and the performance by them of their respective obligations hereunder, and the consummation by each Party of the transactions contemplated hereby, have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of each Party. This Agreement has been duly executed by and delivered to each Party, and (assuming due authorization, execution, and delivery by the Parties), this Agreement constitutes a legal, valid and binding obligation of the Parties enforceable against each of them in accordance with its terms.

Section 3.02 Ownership of Intellectual Property. Hightimes hereby represents and warrants that it is, directly or indirectly, the sole owner of, and holds all right, title and ownership interest in, and the use of, the High Times™ trademark, trade name, logo, style or any other Hightimes Intellectual Property being licensed to Spectrum hereunder. Neither Hightimes nor THC has previously granted and will not grant during the Term of this Agreement to any other person, firm or corporation, that is engaged in a business that is competitive with the business currently engaged in by Spectrum, any of the rights being licensed to Spectrum under this Agreement.

Section 3.03 Spectrum Capitalization.

(a) Immediately prior to the Effective Date, the entire authorized Membership Interests of Spectrum consisted of one hundred (100) Economic Units of Membership Interests, of which one hundred (100) Economic Units are currently issued and outstanding. The Majority Members (as defined in Section 7.01 below) own 70.0 Economic Units and Membership Interests, representing 70.0% of all Economic Units and Membership Interests and 70.0% of all voting power of Spectrum. At the Effective Date, pursuant to the Second Amended and Restated Spectrum Operating Agreement attached hereto as Exhibit B, Spectrum shall issue to Hightimes eleven (11.0) additional Economic Units of Membership Interests, representing 9.9099% of the Spectrum Fully-Diluted Membership Interests, as a result of which one hundred and eleven (111) Spectrum Economic Units shall be issued and outstanding at the Effective Date, representing 100% of the outstanding Spectrum Membership Interests on a fully-diluted basis. All of the issued and outstanding Spectrum Membership Interests have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Spectrum members. Except for the Spectrum Economic Units to be issued to Hightimes, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require Spectrum to issue, sell, or otherwise cause to become outstanding additional Spectrum Membership Interests. There are no outstanding or authorized membership interest appreciation rights, phantom membership interests, profit participation, or similar rights with respect to the Spectrum Membership Interests or the capital stock of any of Spectrum Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of Spectrum Membership Interests.

(b) [Intentionally Omitted]

(c) This Agreement and the transactions contemplated hereby, including the issuance of the Eleven (11) Economic Units to be issued by Spectrum to Hightimes under this Agreement, have been duly authorized by all necessary limited liability company action of the members of Spectrum in accordance with the existing Spectrum operating agreement, and by their execution of this Agreement, have been duly authorized by each of the Majority Members. The eleven (11) Economic Units to be issued by Spectrum to Hightimes under this Agreement, when issued, shall be fully paid and non-assessable and shall be issued free and clear of all liens, claims, encumbrances and rights of others.

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Article IV

ADVERTISING SERVICES AND STANDARD OF PERFORMANCE

Section 4.01 General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement, the Parties agree that the nature, quality, and standard of care applicable to the delivery of the Advertising Services hereunder, and the skill levels of the employees providing such Advertising Services, shall be substantially the same as or consistent with those that Hightimes exercises or employs in providing similar services for itself and other third-parties.

Section 4.02 Advertising Services. Spectrum’s advertising rights and Hightimes’ Advertising Services to be provided under this Agreement shall include (a) advertisements in Hightimes’ print and on-line magazines, including (i) covers and (ii) feature articles on Spectrum Products, (b) advertisements on Twitter, Facebook, or any of Hightimes’ social media accounts, and (c) general email blasts promoting any Spectrum Product, including the Spectrum LED product marketed as the “Hightimes™ Grow Box,” and (d) attendance at all or a majority, but not less than eight (8), of the Hightimes Cannabis Cup events as a featured presenter (collectively, the “Advertising Services”)

Section 4.03 Advertising Plans. Hightimes and Spectrum each agrees to appoint one of their respective employees (each, an “Advertising Manager”) who will have overall responsibility for managing and coordinating the delivery of Advertising Services and use of Advertising Credits, including making available the services of appropriately qualified employees and resources to enable the provision of the Advertising Services and use of Advertising Credits. The Advertising Managers will meet at least once quarterly to review compliance with this Agreement, the Advertising Plan (as defined below), and the needs of the Parties. The Parties agree to work together and to cooperate with each other in good faith in order to develop a quarterly advertising plan (“Advertising Plan”) for each quarter of the calendar year during the Term. Among other things, the Advertising Plan will include the pricing guidelines and range of discounts for Ads. Failure to agree upon an Advertising Plan will not be a material breach of this Agreement.

Section 4.04 Standard of Performance.

(a) Each Party understands, acknowledges and represents to the other Parties that its business policy is and shall be to conduct advertising campaigns in a manner so as not to (i) send unsolicited email (i.e. spam) to recipients (unless required by law), (ii) promulgate advertising that is materially false or misleading, (iii) misuse or misappropriate another Party’s intellectual property or other third tarty rights of any kind, (iv) send obscene messages or communications to any recipients, or (v) use e-mail or other forms of messaging to conduct illegal or immoral activities of any kind. Each Party hereto agrees not to take any actions inconsistent with this policy, and to make all of its employees and agents aware of such policy in order to ensure compliance therewith. A breach of this Section 4.04(a) shall be considered a material breach of this Agreement, giving rise to immediate termination of rights. Each Party further agrees that it will cooperate with the other Parties in all reasonable respects in its efforts to respect any user’s privacy wishes and requests to be unsubscribed from receiving e-mail. Additionally, in connection with any and all tracking services (i.e. services that record any users’ personal information or web searching history), the Parties hereto acknowledge and agree that the protection of consumer privacy is a priority of each Party to this Agreement. Each Party pledges its commitment to protecting the privacy of consumers, taking all commercially practicable steps to maintain such privacy, and adhering to fair information collection practices with respect to each of its performances under this Agreement. Accordingly, each Party represents and warrants to the other Parties that it will act in full compliance with all Federal Trade Commission guidelines and any other applicable laws, rules, and regulations then in existence with respect to the collection, use, or sharing of information gathered from customers.

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(b) Any Party may, in its sole good faith discretion, refuse to assist in the publication of any advertising provided by another Party hereunder or any third-party if (i) such advertising does not comply with Hightimes’ specific formatting, editorial, or publishing guidelines, (ii) a Party believes in good faith that the advertisement, or publication of an advertisement, violates any applicable law, rule, or regulation (including without limitation, any federal advertising regulations such as the Truth in Advertising regulations, Children’s Online Privacy Protection Act, or the CAN-SPAM Act), or (iii) a Party believes in good faith that such advertising copy does not comply with reasonable moral standards promulgated by any Party or society in general.

(c) For purposes of this Section 4.04(c), a “Force Majeure Event” means an event beyond the control of a Party, which by its nature could not have been foreseen by such Party, or if it could have been foreseen, was unavoidable. This includes, without limitation, imposition of federal or state governmental regulations or decisions of a court which prohibit or ban all or any portion of the business activities of any Party, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, and acts of war (declared or undeclared). Continued performance under this Agreement may be suspended immediately to the extent caused by a Force Majeure Event. The Party claiming suspension of this Agreement due to a Force Majeure Event will give prompt notice to the other Parties of the occurrence of the Force Majeure Event that gave rise to the suspension, describing its nature and anticipated duration in reasonable detail. The Parties shall cooperate with each other to find alternative means and methods for any suspended Advertising Service. No Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstance of a Force Majeure Event.

Article V

INDEMNIFICATION

5.01 Hightimes and THC Indemnity. Hightimes and THC hereby jointly and severally agree to defend, indemnify and hold harmless Spectrum and each of its Affiliates (as defined in the Second Amended and Restated Spectrum Operating Agreement), including their respective managers, officers, directors, employees, agents and contractors (collectively, the “Spectrum Indemnified Parties”) from any and all losses, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments or settlement amounts (collectively, “Losses”) associated with, arising out of, or incurred in connection with any claim that the Hightimes License granted under this Agreement infringes any patent, copyright, trademark, trade secret, privacy right, right of publicity or other proprietary right of a third Person (a “Hightimes Indemnified Claim”).

5.02 Defense or Duty to Correct Hightimes Indemnified Claims. If any of the Spectrum Indemnified Parties becomes or is likely to become a party to a Hightimes Indemnified Claim covered by Section 5.01, then and in such event, Hightimes shall:

(a) at its sole cost and expense, defend any such Hightimes Indemnified Claim and pay any settlement or royalty that may be required to settle such Hightimes Indemnified Claim; provided however, that the terms of any such settlement shall be subject to the prior written approval of Spectrum;

(b) permit the Spectrum Indemnified Parties to participate with legal counsel of their own choosing (at Spectrum’s own expense) in the defense and/or settlement of any such Hightimes Indemnified Claim.

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5.03 Spectrum Indemnity. Spectrum hereby agrees to defend, indemnify and hold harmless Hightimes, THC and its or their Affiliates (other than Spectrum), directors, officers, employees, agents and contractors (collectively, the “Hightimes Indemnified Parties”), from and against any and all Losses arising out of or in connection with any material breach by Spectrum of its representations, warranties, covenants or agreements contained herein (a “Spectrum Indemnified Claim).” If any of the Hightimes Indemnified Parties becomes or is likely to become a party to a Spectrum Indemnified Claim covered by this Section 5.03, then and in such event, Spectrum shall:

(a) at its sole cost and expense, defend any such Spectrum Indemnified Claim and pay any settlement or royalty that may be required to settle such Spectrum Indemnified Claim; provided however, that the terms of any such settlement shall be subject to the prior written approval of Hightimes;

(b) permit the Hightimes Indemnified Parties to participate with legal counsel of their own choosing (and Hightimes’ own expense) in the defense and/or settlement of any such Spectrum Indemnified Claim.

5.04 LIMITATION OF LIABILITY

EXCEPT AS SPECIFICALLY PROVIDED HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO BREACH OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article VI

TERMINATION

Section 6.01 Termination.

(a) Spectrum may terminate the obligations under this Agreement at any time if Hightimes or THC shall have breached or failed to perform any of its material obligations under this Agreement relating to the Hightimes License, Advertising Services or Advertising Credits. Spectrum shall notify Hightimes in writing of such breach or failure, and such breach or failure shall have continued for a period of at least thirty (30) days after receipt by Hightimes of written notice of such failure from Spectrum.

(b) Hightimes may terminate the obligations under this Agreement at any time if Spectrum shall have breached or failed to perform any of its material obligations under this Agreement relating to its advertising content or the Spectrum Equity Interests. Hightimes shall notify Spectrum in writing of such breach or failure, and such breach failure shall have continued for a period of at least thirty (30) days after receipt by Spectrum of written notice of such failure from Hightimes.

(c) Any Party may at any time terminate this Agreement effective immediately upon written notice to the other Parties if the performance of such Party’s obligations under this Agreement would require such Party to violate any applicable laws, rules, or regulations, which violation could be material and adverse to such Party.

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Article VII

MISCELLANEOUS

Section 7.01 Merger Agreement. The Parties acknowledge that they are presently negotiating a merger agreement (the “Spectrum Merger Agreement”) among S-King Holdings, Inc., a Delaware corporation (“Holdings”), (ii) Spectrum, (iii) SKL Merger Sub, LLC, a Delaware limited liability company and a newly-formed wholly-owned subsidiary of Holdings (“Spectrum Merger Sub”), (vi) Rami Vardi (“Vardi”) and David Zemach (“Zemach” and together with Vardi, the “Majority Members”), and (v) Sweiss Ventures, LLC, a Delaware limited liability company (“Ventures”), pursuant to which it is contemplated that Spectrum Merger Sub will merge with and into Spectrum (the “Merger”), with Spectrum continuing as the surviving entity (the “Spectrum Merger”), and as a result of which, among other matters, all of the issued and outstanding Economic Units and Membership Interests of Spectrum, as of the effective time of the Merger shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive 3,500,000 shares of the common stock of Holdings, all upon the terms and subject to the conditions set forth in the Spectrum Merger Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Act. The Parties acknowledge that there is no assurance that the Spectrum Merger Agreement shall be executed or that the Spectrum Merger shall be consummated. However, notwithstanding anything to the contrary, express or implied, contained herein, the Parties hereto do hereby agree that this Agreement shall continue to remain in full force and effect in accordance with its terms, notwithstanding whether or not the Spectrum Merger Agreement shall be executed or the Spectrum Merger or other transactions contemplated by the Spectrum Merger Agreement shall be consummated.

Section 7.02 Confidentiality.

(a) No Party (each, a “Receiving Party”), along with its directors, officers, employees, agents, advisors, subcontractors, independent contractors, subsidiaries, and affiliates (collectively, its “Representatives”) shall, during the Term hereof and for a period of three years thereafter, without the other Party’s (each, a “Disclosing Party”) prior written approval in each instance not to be unreasonably withheld, disclose or otherwise make available to any other person or entity any information (whether acquired on the Effective Date or during the continuance of this Agreement) relating to the Disclosing Party’s business plans, products, advertising, innovations, fees, advertising, or product concepts, customers, technology, computer software, computer systems, marketing methods, sales margins, cost of goods, cost of materials, capital structure, operating results, or other business affairs, or any other proprietary or confidential information of the Disclosing Party (the “Confidential Information”). The foregoing shall not apply to Confidential Information that (i) is or becomes known to the general public (other than as a result of the disclosure, directly or indirectly, by the Receiving Party or its Representative), (ii) was or is made available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any affiliate, provided however, that such source is not, and was not, to the Receiving Party’s actual knowledge, bound by a confidentiality agreement with the Disclosing Party or any affiliate of otherwise prohibited from transmitting such information by contract, legal, or fiduciary obligation to the Disclosing Party, any Affiliate, or any third Party, or (iii) is required to be disclosed by law, provided the Receiving Party gives the Disclosing Party notice and an opportunity to seek an appropriate protective order at its own expense. It is understood that the information required to be held in confidence as herein provided may be disclosed by the Receiving Party only to Representatives who need to know such Confidential Information for the purposes of fulfilling its obligations hereunder. Such Representatives, prior to any such disclosure, shall be informed of the confidential nature of such Confidential Information, and shall agree in writing to be bound by the terms hereof. The confidentiality provisions set for herein shall also apply separately to each subcontractor or independent contractor selected by either Party, and such Party shall be responsible for informing any such subcontractor of any confidential or proprietary information included in any work subcontracted for hereunder. Each Party shall have such person agree to be bound in writing by confidentiality terms no less stringent than those set forth herein.

(b) All Confidential Information furnished to the Receiving Party by the Disclosing Party or any third party at the request of the Disclosing Party shall be and remain the property of the Disclosing Party. All copies of such Confidential Information in written, graphic, or other tangible form shall be returned to the Disclosing Party at any time upon the advance written request of the Disclosing Party or upon the termination of this Agreement for any reason whatsoever, subject to the terms hereof.

Section 7.03 Entire Agreement. This Agreement (including the exhibits constituting a part of this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all prior agreements, understandings, and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

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Section 7.04 Notices. Any notice, instruction, direction, or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile transmission, or mail (with prepaid postage), to the following addresses:

(a) If to Hightimes or THC, to:	Hightimes Holding Corp.
10990 Wilshire Blvd
Penthouse
Los Angeles, CA 90024
Attn: Adam E. Levin
Tel: (844) 933-3287
Email: adam@orevacapital.com

(b) If to Spectrum, to:	Spectrum King, LLC
7751 Alabama Avenue, Suite #1
Canoga Park, CA 91304
Attn: Rami Vardi, Manager and Member
Tel: (818) 359-3114
Email: rami@spectrumkingled.com

or to other such addresses or facsimile numbers as may be specified by like notice to the other Party. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier, or if within the United States, via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three (3) days after it is postmarked, if mailed first class mail or certified mail return receipt requested, with prepaid postage.

Section 7.05 Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California (without giving effect to the conflicts of laws provisions thereof).

Section 7.06 Severability. If any terms or other provisions of this Agreement or the exhibits hereto shall be determined by a court, administrative agency, arbitrator or other tribunal of competent jurisdiction to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

Section 7.07 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third Party, including any creditor of any Person. No such third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against either Party hereto.

Section 7.08 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement signed by all of the Parties hereto.

Section 7.09 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

Section 7.10 Authority. Each of the Parties represents to the other Parties that (a) it has the corporate, limited liability company, or other requisite power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate, limited liability company or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

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Section 7.11 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as otherwise expressly provided in this Agreement, no Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Parties, and any such assignment shall be void; provided however, that any Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form. Upon the Closing of the Merger contemplated in the Spectrum Merger Agreement, an assignment will be recognized as consistent with this Agreement, and such assignment shall be deemed to have automatically occurred.

Section 7.12 Failure or Indulgence is Not a Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiesces in, any breach of any representation, warranty, or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.13 Records. During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the amounts due and payable hereunder. Hightimes will keep detailed records regarding Advertising Services provided and Advertising Credits used. Each Party shall have the right to review such books, records, and accounts at any time during normal business hours upon reasonable written notice, and each Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party’s normal business operations.

Section 7.14 Interpretation. The headings contained in this Agreement and in any table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated, or unless context so requires.

Section 7.15 Internal References. Unless context indicates otherwise, references to Articles, Sections, and paragraphs shall refer to the corresponding Articles, Section, and paragraphs in this Agreement.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

For:	HIGHTIMES HOLDING CORP.

By:		Dated: September __, 2018
Name:	Adam E. Levin
Title:	Chief Executive Officer

For:	TRANS-HIGH CORPORATION

By:		Dated: September __, 2018
Name:	Adam E. Levin
Title:	Chief Executive Officer

For:	SPECTRUM KING, LLC

By:		Dated: September __, 2018
Name:	Rami Vardi
Title:	Chief Executive Officer

This Agreement is approved by the undersigned
in our capacity as Majority Members of Spectrum
King, LLC:

Rami Vardi

David Zemach

Signature Page to

Strategic Investment Agreement by and among

Hightimes Holding Corp.,

Trans-High Corporation, and

Spectrum King, LLC

EXHIBIT A

Advertising Fee Schedule

1.	PREMIER SPONSOR AT 10 EVENTS PER ANNIVERSARY PERIOD
1.1.	FULL PRICE $24,000 PER EVENT
1.2.	Spectrum King Price for 10 events is $24,000 per event. 10 x $24,000 = $240,000.

2.	Two FULL PAGE ADS IN EVERY ISSUE
2.1.	FULL PRICE $6,000 PER ISSUE
2.2	12 x $6,000= $72,000

3.	DIGITAL ADVERTISING PACKAGE EVERY MONTH
3.1.	SOCIAL MEDIA PACKAGE EVERY MONTH
3.2.	EMAIL BLAST EVERY MONTH
3.3.	BANNER AD PACKAGE EVERY MONTH
3.4.	FULL PRICE $14,500 PER MONTH
3.4.1.	12 x $14,500 = $174,000

4.	Total Revised Marketing Charges by HT to SK
4.1.	10 Events + 2 full pages a month + Digital Advertising
4.2.	$240,000+ $72,000 + $174,000 = $486,000

Subject to the $500,000 budget per Anniversary Period, Spectrum King shall have the right to elect to reduce the number of events it attends and increase full page ads or digital advertising, or vice-versa.

A-1

EXHIBIT B

Second Amended and Restated Spectrum Operating Agreement

AMENDED AND RESTATED
OPERATING AGREEMENT

for

Spectrum King, LLC

This Amended and Restated Operating Agreement (“Agreement”) is entered into effective as of October 6, 2017 (“Effective Date”), by and among the persons who are signatories to the Agreement as it may be amended from time to time amends and restates the Operating Agreement dated July 1, 2016.

The Agreement shall govern the relationship among the persons as Members of the Company and between the Company and the persons as Members, pursuant to the LLC Act, as defined in Section 1.1, below, and the Articles of Organization (the “Articles”), as either may be amended from time to time.

NOW, THEREFORE in consideration of their mutual promises, covenants, and agreements, the parties as signatories to the Agreement do hereby promise, covenant, and agree as follows.

ARTICLE I
DEFINITIONS

1.1 Defined Terms. As used in this Agreement, including the preamble hereto, the following terms have the respective meanings set forth below:

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Member is obligated to restore (to the extent recognized under Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) and debiting to such Economic Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). The foregoing definition Adjusted Capital Account and the relevant provisions of Article V are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

“Affiliate” means with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this Agreement, the term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that “control” exists. For purposes of this definition, “Affiliate” shall include, with respect to any natural Person, (a) the spouse, parents, siblings and children of such Person and (b) any Trust of which such Person is a beneficiary.

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“Agreement” has the meaning set forth in the preamble of this Agreement.

“Bankruptcy” means the happening of any of the following: (a) the making of a general assignment for the benefit of creditors; (b) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Company or a Member to be bankrupt or insolvent; (d) the filing of a voluntary petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, an involuntary bankruptcy petition filed against the Company or a Member in any bankruptcy proceeding; (f) the filing of a voluntary application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s or a Member’s properties; (g) the commencement against the Company or a Member of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within one hundred eighty (180) days; or (h) the appointment without consent of the Company or such Member or acquiescence in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of the Company’s or a Member’s properties without such appointment being vacated or stayed within ninety (90) days and, if stayed, without such appointment being vacated within ninety (90) days after the expiration of any such stay.

“Business Day” means any day on which banks located in California are not required or authorized by law to remain closed.

“Capital Account” has the meaning set forth in Section 5.1.

“Capital Contributions” means, with respect to any Member, the amount of money or other property contributed to the Company with respect to the Membership Interest in the Company held or purchased by such Member, including additional Capital Contributions.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” shall mean the limited liability company, Spectrum King, LLC, created pursuant to this Agreement.

“Company Opportunity” means an opportunity directly related to the manufacturer and sale of LED lights designed to be used in agricultural facilities.

“Dispute” has the meaning set forth in Section 10.9.

“Dissolution Event” has the meaning set forth in Section 8.1.

“Distributions” has the meaning set forth in Section 6.1.

“Economic Capital Account” means, with respect to any Member, such Member’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Member is deemed obligated to restore under Treasury Regulations Section 1.704-2.

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“Economic Units” are the units in the Company which are used to calculate the Membership Interest and voting rights of each Member. The Company will initially have one class of Economic Units and is authorized to issue different classes of Economic Units that may be treated differently in the allocation of profits, losses, distributions and voting rights.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Fair Market Value” means, with respect to any Member’s Membership Interest, the value of such Membership Interest as determined by mutual agreement of the Member and the party or parties purchasing the Interest. If no such amount is mutually agreed to within thirty (30) days of the applicable determination period, then the Fair Market Value of the relevant Membership Interest shall be the price at which a willing seller would sell and a willing buyer would buy, the Membership Interest, free and clear of all liens, security interests, or other encumbrances, in an arm’s length transaction for cash, without time constraints, without being under any compulsion to buy or sell, and without any minority interest discount, discount attributable to transfer restrictions, or control premium, as determined by an independent valuation conducted by a third party independent accounting firm or appraiser chosen by the parties.

“Fiscal Year” means the fiscal year of the Company, as determined by the Members. Unless and until otherwise determined by the Members in accordance with this Agreement, the Fiscal Year shall be the same as the calendar year.

“Founding Members” shall mean Rami Vardi and David Zemach.

“Liquidating Agent” means the Person appointed by the Members to oversee the winding up and liquidation of the Company in accordance with Article VIII.

“LLC Act” means the State of Delaware Limited Liability Company Act, as the same may be amended from time to time, and any successor statute thereto.

“Majority-In-Interest” shall mean the vote or consent of a majority of the Members in accordance with their Membership Interests.

“Managers” shall mean the Persons listed on the signature page of this Agreement or otherwise determined by the Members in accordance with Section 3.1(a).

“Member” means any Person who (a) is referred to as such on Schedule A to this Agreement as of the Effective Date, (b) has been admitted as a Member subsequent to the Effective Date by unanimous vote of the Members, or (c) has become a Substitute Member pursuant to the terms of this Agreement, in each case so long as such Person has not ceased to be a Member.

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“Membership Interest” means, with respect to any Member as of any date, the economic interest of such Member as set forth on Schedule A attached hereto representing the ownership interest of such Member, including any and all benefits to which such Member may be entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement. Initially, Members shall have Voting Rights equal to their Membership Interest.

“Net Distributable Proceeds” means, with respect to any relevant period, net cash proceeds realized by the Company from all its operations (including but not limited to (i) revenues of all kinds and (ii) principal payments received on any loan made by the Company, after allowances for taxes and all reasonable operating expenses, including but not limited to management fees.

“Permitted Transferee” means (a) a Member, or (b) an Affiliate of a Member.

“Person” means any individual, entity, corporation, company, partnership, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, or government entity, committee, department, authority, or any body, incorporated or unincorporated, whether having distinct legal personality or not.

“Right of First Refusal” has the meaning set forth in Section 7.4. “Substitute Member” has the meaning set forth in Section 7.4. “Term” has the meaning set forth in Section 2.5.

“Transfer” means any transfer, assignment, sale, conveyance, hypothecation, license, lease, partition, pledge, or grant of a security interest in all or any part of a Member’s Membership Interest in the Company, and includes any “involuntary transfer” such as a sale of any part of such Membership Interest in connection with any Bankruptcy or similar insolvency proceedings, the death of a Member, a divorce or other marital settlement involving any Member, or any other disposition or encumbrance of a Member’s Membership Interest.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code, as such Regulations may be amended from time to time.

1.2 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

1.3 Discretion. Whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, or (b) in its “good faith” or under another expressed standard, such Person, shall act under such express standard and shall not be subject to any other or different standard imposed by any other agreement or by relevant provisions of law or in equity or otherwise.

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ARTICLE II
ORGANIZATIONAL MATTERS

2.1 Formation. The Company was formed on November 21, 2014 in accordance with the provisions of the LLC Act. The parties to this Agreement hereby enter into an Amended and Restated Operating Agreement pursuant to the Delaware Limited Liability Company Act (the “Act”), to set forth the terms and conditions of their joint undertaking as Members of the Company, and to carry out the purposes of the Company as further described herein, in accordance with the provisions of this Agreement and the laws of the State of Delaware.

2.2 Name. The name of the Company is Spectrum King, LLC. The Company’s business shall be conducted under said name, until such time as Members shall designate otherwise and file amendments to the Articles in accordance with the Articles and the Act.

2.3 Offices & Registered Agent. The name of the registered agent of the Company is Registered Agents, Inc. The principal office of the Company shall be located at 7751 Alabama Avenue, Canoga Park, CA 91304. The Company may maintain such other registered agent, registered office, or principal place of business and designate any places of business as the Manager may from time to time determine.

2.4 Character of Business; Purposes; Powers. The Company may engage in any and all lawful activities as the Manager deems necessary or advisable.

2.5 Term. The term of the Company shall commence on the date of formation and shall continue until the Company is dissolved in accordance with Article VIII.

ARTICLE III
MANAGEMENT AND CONTROL OF THE COMPANY

3.1 Management Structure. All business and affairs of the Company shall be managed under the direction of one or more Managers. A Manager need not be a Member of the Company.

(a) Election of Managers. The Managers shall be elected by the affirmative vote or written consent of a Majority-In-Interest of the Members. In the event that a Manager dies, resigns, or is removed from office in accordance with this Agreement, the Members shall promptly elect a successor Manager by a Majority-In-Interest. The initial Managers shall be Rami Vardi, David Zemach and Stephen Brent.

(b) Removal of Managers. Any Manager may be removed with or without cause by Members holding a Majority-In-Interest at a meeting called expressly for that purpose with notice to the Manager as required by the Act.

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3.2 Powers of the Managers.

(a) Subject to the terms of Section 3.2(b), the Managers shall have complete and exclusive control of the management and conduct of the business of the Company and the authority to do all things necessary or appropriate to carry out the purpose of the Company without any further act, vote or approval of the Members.

(b) The consent of a Majority-In-Interest of the Members is required to do any of the following: (i) sell the Company, or substantially all of the assets of the Company, to a third party; (ii) file a petition in bankruptcy for the benefit of the Company, (iii) suspend or cease the business operations of the Company, (iv) close down or wind up the business of the Company, (v) make a general assignment for the benefit of creditors on behalf of the Company, or (vi) allow one or more Members to take advantage of a Company Opportunity.

3.3 Duties of the Managers. Each Manager shall devote to the affairs of the Company such time as may be reasonably necessary to carry out his obligations hereunder. Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent Person in a like position would use under similar circumstances. A Manager who so performs his duties shall not have any liability by reason of being or having been a Manager of the Company. To the extent that, at law or in equity, a Manager has duties and liabilities relating to the Company or to the Members, such Manager shall not be liable to the Company or any Member for his good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expressly restrict the duties and liabilities of a Manager otherwise existing at law or in equity, are agreed by the Members to replace, to the extent permitted by law, such other duties and liabilities of such Manager.

3.4 Liability for Certain Acts. Each Manager shall exercise his powers and discharge his duties in good faith with a view to the interests of the Company and its Members with the degree of diligence, care and skill that ordinary prudent Persons would exercise under similar circumstances in like positions. A Manager who so performs the duties as Manager shall not have any liability by reason of being or having been a Manager of the Company.

3.5 Managers and Members Have No Exclusive Duty to Company. No Manager of the Company shall be required to manage the Company as his or her sole and exclusive function and he or she may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of a Manager or to the income or proceeds derived therefrom. The Manager shall not incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture without the consent of the Managers.

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3.6 Indemnity of the Managers, Officers, Employees and Other Agents. The Company shall indemnify the Managers and officers and make advances for expenses to the maximum extent permitted under the Act, except to the extent otherwise indemnifiable claims arise from fraudulent conduct or a knowing violation of law on the part of a Manager or officer. The Company shall obtain liability insurance, from insurers and in amounts deemed prudent by the Managers, in their discretion, to cover such indemnifiable claims, with the Managers and officers named as additional insureds. The Company shall indemnify its employees and other agents who are not managers or officers to the fullest extent permitted by law, provided that such indemnification in any given situation is first approved by the Managers. The right to indemnification under this Section shall be fully vested with respect to any matter occurring while this Section was in effect. No amendment of this Section shall have any retroactive effect except as to enhance such right for the benefit of the indemnitees.

3.7 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of a Member.

3.8 Meetings of the Managers. Meetings of the Managers may be called by any Manager. Notice of each such meeting shall be given to each Manager by telephone, electronic mail, or similar method (in each case, notice shall be given at least forty-eight (48) hours before the time of the meeting) or sent by first class mail (in which case notice shall be given at least five (5) days before the meeting). Any action required to be taken at a meeting of the Managers, or any action that may be taken at a meeting of the Managers, may be taken at a meeting held by means of telephone conference or other communications equipment by means of which all Persons participating in the meeting can hear each other. Notwithstanding anything to the contrary in this Section 3.8, the Managers may take, without a meeting, any action that may be taken by the Managers under this Agreement if such action is approved by the unanimous written consent of the Members or Managers.

3.9 Officers.

(a) Election of Officers. Each officer shall hold office for the term for which he or she is elected until his successor has been elected. Any individual may hold any number of offices. An officer need not be a Member. No officer of the Company shall have any rights or powers beyond the rights and powers granted to such officers in this Agreement.

(i) President and Chief Executive Officer. At all times during the Term, a Member who is a natural Person shall serve as President and Chief Executive Officer (“President”) of the Company. The President shall be responsible for, and shall have the authority to make decisions for all matters related to the day-to-day operations of the Company. Rami Vardi shall be the initial President and Chief Executive Officer.

(ii) Other Officers. In addition to the President, the Managers may appoint such other officers as it may deem advisable from time to time. Each such officer shall hold office for such period, have such authority, and perform such duties as the Managers may from time to time determine, subject to the terms of this Agreement. Stephen Brent shall be the initial Chief Operating Officer.

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(b) Removal. Any officer of the Company may be removed, with or without cause, at any time by the Managers of the Company upon whom such power of removal may be conferred by the Managers.

(c) Resignations. Any officer may resign at any time by giving written notice of his or her resignation to the Managers. Any such resignation shall take effect at the time specified therein, or, if the time is not specified, upon receipt of notice thereof by the Managers; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

(d) Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or other cause may be filled for the unexpired portion of the term thereof by the Managers.

(e) Determination of Salaries of Officers. The salaries of all officers and agents of Company shall be fixed by a resolution of the Managers at a meeting of the Managers.

ARTICLE IV
THE MEMBERS AND CAPITAL CONTRIBUTIONS

4.1 Members and Interests. Each Member shall have the ownership rights reflected in the Membership Interests as recorded in Schedule A in effect from time to time. Immediately upon the occurrence of any of the following events, Schedule A shall be deemed amended, and shall be physically amended by the Managers, to reflect the interest and any capital contribution of any new Member, additional Member, or Substitute Member:

(a) a Membership Interest is Transferred to a new Member pursuant to this Agreement, or

(b) an additional Member is admitted to the Company pursuant to this Agreement, or

(c) a Substitute Member obtains a Membership Interest in the Company pursuant to this Agreement, or

(d) a Member Transfers all or part of his, her or its Membership Interest to another Member pursuant to the terms of this Agreement.

4.2 Voting by Members; Consent to Action.

(a) Voting by Members. Members shall be entitled to vote on any and all matters which provide for a vote of the Members in accordance with each Member’s Membership Interest.

(b) Majority Required. Except as otherwise provided and delegated to the officers or Managers, a majority of the Members, based upon their Membership Interest, is required for any action.

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(c) Meetings - Written Consent. Action of the Members or officers may be accomplished with or without a meeting. If a meeting is held, evidence of the action shall be by minutes or resolution reflecting the action of the meeting, signed by a majority of the Members, or the President and Secretary. Action without a meeting may be evidenced by a written consent signed by a Majority-In-Interest of the Members.

(d) Meetings. Meetings of the Members may be called by any Member owning 10% or more of the Company, or by any Manager or officer of the Company.

(e) Majority Defined. As used throughout this Agreement the term “majority” of the Members shall mean a majority of the Membership Interests in the Company as determined by the records of the Company on the date of the action.

4.3 Members Are Not Agents. Pursuant to Article III, the management of the Company is vested in the Managers and officers. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or as expressly required by the LLC Act. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Managers, have any power or authority to (a) bind or act on behalf of the Company in any way, (b) pledge its credit, (c) execute an instrument on its behalf, or (d) render it liable for any purpose. No Member shall owe any duty or obligation to the Company or the other Members solely by being a Member of the Company, except as expressly provided herein.

4.4 Member Liability. No Member shall be liable under a judgment, decree, or order of a court, or in any other manner, for the debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments, or payments to the Company except as required by the express terms of this Agreement.

4.5 Transactions Between a Member and the Company. Except as otherwise provided by applicable law, upon the consent of all Managers, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company, and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a Person or entity who is not a Member; provided that the terms of any such transaction shall be comparable to those negotiated by unrelated parties on an arm’s length basis (as determined by the Managers). A Member, any Affiliate thereof or an employee, stockholder, agent, director, manager, member, or officer of a Member or any Affiliate thereof, may also be a Manager, officer, employee, or agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

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4.6 Confidentiality. In connection with the terms hereof, each Member may obtain access to the Company’s confidential information including, without limitation, information pertaining to the Company’s current and future business plans, corporate opportunities, operations, acquisition, merger or sale strategies, production, product development, product names and marks, marketing, cost and pricing structure, margins, profitability, operation or production procedures or results, partners, partnership or other business arrangements or agreements with third parties, customers, customer sales volumes, customer contracts, books, records and documents, technical information, equipment, services and processes (collectively, “Confidential Information”). In addition, each Member may have access to and the opportunity to develop business relationships with the Company’s customers, clients, vendors and partners with whom the Company has developed goodwill and to which each Member would not otherwise have access (collectively, “Company Relationships”). Each Member acknowledges that the Company’s business is highly competitive and that the Confidential Information and opportunity to develop relationships with Company customers, clients, vendors or partners promised by the Company are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors that do not know or use this information. Each Member further acknowledges that protection of the Confidential Information and Customer Relationships against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, each Member hereby agrees that each Member will not, at any time during or after ownership of a Member Interest, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Customer Relationships, except (a) for the benefit of, and on behalf of, the Company or (b) as required to be disclosed pursuant to legal process (e.g., a subpoena), provided that each Member notifies the Company immediately upon receiving or becoming aware of the legal process in question so that the Company may have the opportunity to seek a protective or other order to restrict or prevent such disclosure.

4.7 Capital Contributions.

(a) Initial Capital Contributions. As provided in the Articles or the Agreement, Members shall make the initial Capital Contributions in the form of money, property (including promissory notes) or services rendered or to be rendered or other obligation to contribute money or property or to render services.

(b) Additional Contribution. In the event that at any time funds in excess of (i) Capital Contributions made by the Members, (ii) available loan proceeds from lending institutions, (iii) loans from Members, and (iv) other receipts of the Company, are required to pay all or any part of the operating costs, obligations, liabilities or expenditures of the Company or to pay all or any part of the interest and principal due under any loan made to or for the benefit of the Company, then upon approval of the Managers, each Member may but shall not be required to contribute to the capital of the Company his proportionate share of such required additional funds. Each Member’s share of such required additional funds shall be in accordance with and pro rata in proportion to such Member’s percentage of Membership Interest in the Company.

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ARTICLE V
CAPITAL ACCOUNTS AND CAPITAL CONTRIBUTIONS

5.1 Capital Accounts. A separate capital account (each, a “Capital Account”) shall be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704- 1(b)(2)(iv), and this Section 5.1 shall be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property the Company may so adjust the Capital Accounts of the Members, and the Company shall so adjust the Capital Accounts when so permitted in connection with (and as of) any withdrawal or removal of a Member. If the Capital Accounts of the Members are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, (a) the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property, (b) the Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code Section 704(c) and (c) the amount of upward and/or downward adjustments to the book value of the Company property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Article V. If Code Section 704(c) applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

5.2 Capital Account Adjustments.

(a) In furtherance and not in limitation of the provisions of Section 5.1, the following adjustments shall be made to the Capital Accounts of the Members if and to the extent required by the Treasury Regulations promulgated under Code Section 704(b):

(b) Any Member that is a disregarded entity for federal income tax purposes and is treated as the same taxpayer (or part of the same taxpayer) as any other Member shall be treated as a single Member. Such Members shall be treated as distinct and separate Members for all other purposes of this Agreement.

(c) Any fees, expenses or other costs of the Company that are paid by a Member and that are required to be treated as capital contributions to the Company for purposes of Code Section 704(b) and the Treasury Regulations thereunder shall be added to the balance of the Member’s Capital Account. Any fees, costs or other expenses of a Member that are paid by the Company and that are required to be treated as distributions for purposes of Code Section 704(b) and the Treasury Regulation thereunder shall be so treated and subtracted from such Member’s Capital Account, and the Company’s payment thereof shall not be treated as an item of deduction or loss. This Section5.2(b), in conjunction with Section 5.3 is intended to prevent any payments by a Member or the Company from giving rise to a violation of Code Section 704(b) while at the same time preserving to the extent possible the parties’ intended economic arrangement and shall be applied consistently with such intent.

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5.3 Allocation of Income and Loss. After application of Section 5.5, and subject to Section 5.4 and the other provisions of this Article V, any remaining items of income, gain, loss or deduction shall be allocated among the Members and to their Capital Accounts in such ratio or ratios as may be required to cause the balances of the Members’ Economic Capital Accounts to be as nearly equal to their target balances as possible, consistent with the provisions of Section 5.7.

5.4 Loss Limitation. No allocation of net loss shall be made pursuant to Section 5.3 to the extent that it causes or increases a deficit balance in any Member’s Adjusted Capital Account.

5.5 Minimum Gain Chargebacks, Non-Recourse Deductions and Qualified Income. Prior to making the allocations required by Section 5.3, the Company shall make the following special allocations. Notwithstanding any other provisions of this Agreement, if there is a net decrease in Company Minimum Gain during a taxable year, the Members shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term “Company Minimum Gain” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), and any Member’s share of Company Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This Section 5.5(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

(a) Nonrecourse deductions shall be allocated to the Members, pro rata, in proportion to their Membership Interests. “Nonrecourse deductions” shall have the meaning set forth in Treasury Regulations Section 1.704- 2(b)(1).

(b) Notwithstanding any other provisions of this Agreement, to the extent required by Treasury Regulations Section 1.704-2(i), any items of income, gain, loss or deduction of the Company that are attributable to a nonrecourse debt of the Company that constitutes “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4) (including chargebacks of partner nonrecourse debt minimum gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). This Section 5.5(c) is intended to satisfy the requirements of Treasury Regulations Section 1.704-2(i) (including the partner nonrecourse debt minimum gain chargeback requirements) and shall be interpreted and applied in a manner consistent therewith.

(c) Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Adjusted Capital Account shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by Treasury Regulations Section 1.704-1(b)(2)(ii)(d), such deficit balance as quickly as possible.

5.6 Elections. Any decisions relating to allocations of items of income, gain, loss, deduction or credit or with respect to tax matters shall be made by the Managers.

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5.7 Code Section 704(b) Compliance. The allocation provisions contained in this Article V are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith. Items of income, gain, deduction and loss for federal income tax purposes shall be allocated in the same manner as the corresponding items are allocated for book purposes pursuant to this Article V except as otherwise required by Code Section 704(c) or Section 5.1.

ARTICLE VI
DISTRIBUTIONS

6.1 General. Distributions of assets with respect of a Membership Interest in Company shall be made only to the Members who, according to the books and records of Company, are the holders of record of the interests in respect of which such Distributions are made on the actual date of Distribution. Neither Company nor any Manager shall incur any liability for making Distributions in accordance with the provisions of the preceding sentence, whether or not Company or the Manager has knowledge or notice of any transfer or purported transfer of ownership of Interest in Company which has not been approved by unanimous vote of Members.

6.2 Distribution of Available Cash. Subject to the provisions of 6.3 and any limitations found elsewhere in the Agreement and under law, the Managers may, but are not required to, distribute any available funds among Members, annually or at more frequent intervals, in accordance with their respective Membership Interests set forth in Schedule A. Available funds, as referred to herein, shall mean the net cash of the Company available after appropriate provision for expenses and liabilities, as determined by the Managers.

6.3 Tax Distribution. In the event the Company has allocated to Members sufficient profits (net of previously allocated losses) such that Members in a given calendar year or quarter will likely be subject to federal and/or state income tax liabilities arising from such allocations, the Company shall distribute to the Members sufficient cash to defray the anticipated tax liability of each holder of Membership Interests, applying an assumed marginal tax rate of not less than 40% nor more than 45% as the Managers may elect.

6.4 Limitation of Rights to Distribution. No Member shall be entitled to any Distribution from Company until Company actually makes the Distribution. Unless otherwise required by the Act, no Member shall have the right to demand that any Distribution be paid in any form other than cash.

ARTICLE VII
TRANSFER OF MEMBERSHIP INTERESTS

7.1 Transfer Restrictions. No Member may Transfer all or any part of its Membership Interest unless such Transfer is made in accordance with the conditions set forth in this Article VII. If a Member Transfers or attempts to Transfer all or any part of its Membership Interest in violation of this Agreement, such Transfer shall be null and void and of no force or effect whatsoever, and the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all costs, liabilities, and damages that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, attorneys’ fees, and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

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7.2 Permitted Transfer. Any permitted transfer of all or any portion of a Membership Interest in Company will take effect on the first day of the month following receipt by the Members of written notice of Transfer. Any transferee of a Membership Interest in Company shall be subject to the restrictions on Transfer imposed by the Agreement.

7.3 General Conditions to Permitted Transfer.

(a) Requirements for Transfer. No Transfer of an interest permitted by the terms of this Agreement shall be effective unless:

(i) the transferee shall have satisfied the provisions of Section 7.1

(ii) the transferee shall accept and adopt in writing, by an instrument in form and substance satisfactory to the Manager(s), all of the terms and provisions of this Agreement, as the same may be amended from time to time, and shall have expressly assumed all of the obligations of the transferring Member relating to the Transferred Interest.

(iii) the transferee shall pay all filing, publication and recording fees, all transfer and stamp taxes, if any, and all reasonable expenses, including, without limitation, reasonable counsel, accountant, and/or appraisal fees and expenses incurred by the Company in connection with such transaction;

(iv) the transferee shall execute such other documents or instruments as counsel to the Company may require (or as may be required by law) in order to effect the admission of such person as a Member;

(v) the transferee shall execute a statement that it is acquiring the Interest for his, her or its or its own account for investment and not with a view to the resale or Distribution thereof;

(vi) if required by the Manager(s), the Company receives an opinion of responsible counsel (who may be counsel for the Company), in form and substance satisfactory to the Manager(s), that such Transfer does not violate federal or state securities laws or any representation or warranty of such transferring Member given in connection with the Transfer of his, her or its Interest; and

(vii) if required by the Manager(s), counsel to the Company delivers to the Company an opinion that such Transfer (a) will not result in a termination of the Company under Section 708 of the Code; and (b) will not cause the Company to lose its status as a partnership for United States federal income tax purposes.

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7.4 Right of First Refusal.

(a) Notice of Bona Fide Offer. Any intent to Transfer Membership Interest must be made in writing and delivered in person or via certified mail to the non-transferring Member(s) (“Transfer Notice”). Each Transfer Notice shall contain all material terms of the proposed transfer, including, without limitation, a copy of the written offer received (if any), the name and address of the prospective transferee, the price and terms of payment, and the amount of membership interest proposed to be transferred.

(b) Election Period. The non-transferring Member(s) shall have ninety days (90) from the date of receipt of the written notice to purchase all or any of the Membership Interest at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(c) Election of Right. The non-transferring Member(s) shall notify the transferring Member of his decision in writing and deliver said writing in person or via certified mail.

(d) Non-Election of Right. In the event remaining Member(s) does not elect to acquire the interest specified in the selling Member’s notice, the remaining Member(s) shall have the right to: (1) evaluate the proposed purchaser, including but not limited to the proposed purchaser’s creditworthiness and financial stability, criminal background, and employment history; and, (2) meet the proposed purchaser in order to ensure that the proposed purchaser is an appropriate fit for the Company. Although the remaining Members shall not unreasonably withhold consent of a proposed purchaser, the remaining Member(s) shall have the right to decline approval of a proposed purchaser for good cause.

ARTICLE VIII
DISSOLUTION AND TERMINATION OF THE COMPANY

8.1 Dissolution. There will be a dissolution of the Company, and its affairs shall be wound up, upon the first to occur of any of the following events (each, a “Dissolution Event”):

(a) The unanimous election by the Managers to dissolve the Company as of the last Business Day of the Fiscal Year in which all Company assets have been sold or otherwise disposed;

(b) The unanimous election of the Managers to dissolve the Company upon the happening of any event that makes it unlawful, impossible or impracticable to carry on the Company’s activities, as determined by the Managers; or

(c) Any other event which causes dissolution under the LLC Act.

8.2 Bankruptcy, Dissolution or Withdrawal of a Member. The Bankruptcy, dissolution, death or withdrawal of a Member shall not in and of itself dissolve or terminate the Company.

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8.3 Winding Up; Liquidation of Assets. Upon the dissolution of the Company, the Liquidating Agent shall proceed, subject to the provisions of this Article VIII, to make a final allocation of all items of income, gain, loss, and expense in accordance with Article VI hereof, and the Company’s liabilities and obligations to its creditors shall be paid or adequately provided for prior to any distributions to the Members. After payment or provision for the payment of all liabilities and obligations of the Company, the remaining assets, if any, shall be distributed among the Members in accordance with Section 6.1.

8.4 Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 8.3; provided that if in the good faith judgment of the Liquidating Agent a Company asset should not be liquidated, the Liquidating Agent shall allocate, on the basis of the value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute said assets in accordance with Section 6.1, subject to the priorities set forth in Section 8.3; and provided, further, that the Liquidating Agent will in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 8.3.

8.5 Time for Liquidation. A reasonable time period shall be allowed for the orderly winding-up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Certificate of Formation with the Secretary of State of the State of Delaware.

8.6 Termination. Upon completion of the foregoing, the Liquidating Agent shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Certificate of Formation with the Secretary of State of the State of Delaware.

ARTICLE IX
ACCOUNTING, RECORDS AND REPORTING

9.1 Accounting Decisions. Managers shall make all decisions as to accounting matters, except as otherwise specifically set forth herein. Managers may rely upon the advice of the independent accountants of the Company as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

9.2 Maintenance of Books and Records. Managers shall cause the books and records of Company to be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of Company shall reflect all Company transactions and shall be appropriate and adequate for Company’s business. The fiscal year of Company for financial reporting and for federal income tax purposes shall be the calendar year.

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9.3 Access to Accounting Records. Managers shall cause all books and records of Company to be maintained at any office of Company or at Company’s principal place of business, and each Member or holder of an Economic Interest, and such Member’s duly authorized representative, shall have access to them at such office of Company and the right to inspect and copy them at reasonable times.

9.4 Delivery of Annual Tax Information. Managers shall use their best efforts to deliver to each Member within ninety (90) days after the end of each fiscal year all information necessary for the preparation of such Member’s federal and state income tax return. Company shall also use its best efforts to prepare within one hundred twenty (120) days after the end of each fiscal year a financial report of Company for such fiscal year, containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, a statement of cash flows, and a statement of reconciliation of the Capital Accounts of Members.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1 Notices. Any notice to be given or to be served upon Company or any party hereto in connection with the Agreement must be in writing and will be deemed to have been given and received at the earlier of (a) the time when personally delivered to the address specified by the party to receive the notice or (b) five (5) days after deposited in the United States Mail for First Class delivery. Such notices will be given to a Member at the address specified in Schedule A hereto, as it may be amended from time to time. A writing includes a facsimile transmission followed by deposit of the original communication in the US Mail for First Class Delivery.

10.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement when each Member has signed and delivered one such counterpart to each other Member.

10.3 Delivery of Documents by Fax or Email. Delivery of an executed counterpart of this Agreement or of any other document in connection with this Agreement by fax or e-mail will be deemed as effective as delivery of an originally executed counterpart or document. Any Member delivering an executed counterpart of this Agreement or such other document by fax or e-mail will also deliver an originally executed counterpart, but the failure of any Member to deliver an originally executed counterpart of this Agreement or such other document will not affect the validity or effectiveness of this Agreement or such other document.

10.4 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

10.5 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of the Members and shall be binding upon the parties, and, subject to Article VII, their respective successors and permitted assigns. Nothing in this Agreement shall be construed to create a contractual relationship between Persons or entities other than the parties to this Agreement. This Agreement does not confer third party beneficiary rights and is not intended and shall not be construed to provide any rights to a third party beneficiary. Nothing in this Agreement shall create any rights enforceable by any Person not a party to this Agreement, except such Person that becomes the legal assignee, transferee, heir or successor of a Member in strict accordance with the provisions of this Agreement.

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10.6 Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

10.7 Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a written notice given to the party claiming such waiver, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

10.8 Applicable Law; Jurisdiction. This agreement and the rights and obligations of the parties hereto shall be interpreted and enforced in accordance with and governed by the laws of the State of California as applied to contracts made and to be performed entirely within the State of California, without regard to conflict of law principles.

10.9 Mediation. If a dispute arises between or among any of the Members (“Dispute”), and if such Dispute cannot be settled through direct discussions, then the parties to such Dispute shall attempt to settle the Dispute by non-binding mediation prior to recourse to any other method of dispute resolution or litigation. Unless such parties agree otherwise, the mediation shall be conducted by Judicate West and the costs shall be shared equally by such parties. If such parties are unable to select the mediator within thirty (30) days after notice of the demand for mediation, then one shall be appointed by Judicate West. Any party may submit such Dispute to mediation by providing written notice demanding mediation of the Dispute to the other parties to such Dispute in accordance with Paragraph 10.1. The parties to the Dispute shall share equally all costs of mediation and each such party shall be responsible for any legal fees and costs incurred by that party, respectively. Submission to and participation in mediation shall be a condition precedent to the right of any party to submit to binding arbitration as detailed in Section 10.10. In the event a party refuses to attend such mediation after a request has been made by another party, then the party that refuses to participate in mediation shall be denied the right to attorneys’ fees and bear the costs of arbitration.

10.10 Binding Arbitration.

(a) Any dispute that is not resolved by mediation shall be submitted to and resolved by binding arbitration in accordance with this Section 10.10 (“Private Dispute Resolution”). The arbitration procedure shall be initiated by a party by delivering written notice of intent to arbitrate to the other parties in accordance with Section 10.1. Within twenty (20) days after delivery of such notice, unless the parties mutually agree otherwise, the party seeking arbitration shall contact Judicate West in writing to initiate the commencement of their services to conduct the arbitration at one of their Los Angeles offices. If the parties are unable to select the arbitrator within forty (40) days from delivery of such notice, then an arbitrator qualified in arbitrating the subject matter and issues of the dispute shall be appointed by Judicate West, as applicable.

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(b) BY SIGNING THIS AGREEMENT, EACH MEMBER EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JUDGE OR JURY OF ANY CLAIM, DEMAND, OR CAUSE OF ACTION ARISING UNDER OR FROM THIS AGREEMENT, AGREES TO SUBMIT ANY AND ALL SUCH DISPUTES TO BINDING ARBITRATION, AND RELINQUISHES ANY RIGHTS TO HAVE THE DISPUTE LITIGATED IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY OR JUDGE AND RIGHTS TO DISCOVERY AND APPEAL THAT WOULD BE AVAILABLE IN AN ACTION BEFORE A TRIAL COURT. BY SIGNING THIS AGREEMENT, EACH MEMBER AGREES TO HAVE ALL POST MEDIATION DISPUTES DECIDED PURSUANT TO THE RULES, GUIDELINES AND DECISIONS MADE IN AND PROMULGATED BY PRIVATE DISPUTE RESOLUTION. IF ANY MEMBER REFUSES TO SUBMIT TO ARBITRATION, SUCH MEMBER MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR OTHER APPLICABLE LAW. THE AGREEMENT OF THE MEMBERS TO THIS ARBITRATION PROVISION IS VOLUNTARY.

10.11 Attorneys’ Fees. In any Dispute submitted to and decided by arbitration pursuant to this Agreement, the Arbitrator shall have discretion to determine the prevailing party, if any, and award the prevailing party(ies) recovery from the non-prevailing party(ies) of an amount for reasonable attorney fees, costs and expenses (including expert fees) expended or incurred in the arbitration. Any Member shall have the right to recover all reasonable attorney’s fees and costs incurred to enforce any judgment and/or collect any monies due pursuant to this Agreement, in addition to any other relief or damages to which such Member may be entitled.

10.12 Enforcement; Personal Jurisdiction. Any award or decision rendered by arbitration shall be final and enforceable in any court of competent jurisdiction pursuant to the applicable provisions of the California Code of Civil Procedure, Federal Rules of Civil Procedure, or other applicable laws. With respect to such enforcement proceedings, or any other judicial proceedings related to the enforcement of the terms of this Agreement (subject always to Section 10.10), each of the Members shall (a) submit to the personal jurisdiction of the United States District Court for the Central District of California (and all appropriate appellate courts) and/or any court of the State of California of competent jurisdiction sitting in Los Angeles County, San Diego County, or Orange County (and all appropriate appellate courts), and (b) irrevocably waives any objection he, she, or it may now or hereafter have as to the venue of any proceeding brought in any such court or that any such court is an inconvenient forum.

10.13 Inspection of Books and Records. Upon reasonable written notice, any Member may inspect the books and records of the Company, including bank statements, at reasonable intervals, not to exceed once per calendar quarter. Any such inspection shall be at the principal executive office of the Company, shall take place during business hours, and shall be undertaken in a manner that limits, to the fullest possible extent, any disruption of the business of the Company. The inspecting Party shall not copy or remove records from said location where the inspection occurs.

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10.14 Future Cooperation. Each of the Members agrees to take such actions and to execute, have acknowledged (if necessary), and deliver such documents as may be reasonable and necessary to effectuate the purposes and intents of this Agreement. Each of the Members hereby agrees to cooperate with the others to do all things and execute all documents which are necessary or desirable to carry out the true intent and purpose of this Agreement as contemplated hereby. Acts of reasonable cooperation shall be done by each Member without charge to the other Members or to the Company.

10.15 Entire Agreement. This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

10.16 No Reliance. Each of the parties to this Agreement acknowledges that: (a) this Agreement is the resolution of a fully matured set of facts and each such party distinctly declares and represents that that he, she, or it is executing this Agreement in reliance solely on his/her/its own judgment, belief, and knowledge of the facts surrounding the transactions described in this Agreement; (b) this Agreement is made without reliance upon any statement or representation of any other party to this Agreement (or of any representative, agent or attorney of any other party to this Agreement) other than the words, statements, promises and representations stated in this Agreement; (c) no promise, inducement or agreement, other than those expressly stated in this Agreement, has been made to any of the parties to this Agreement; and (iv) the recitals, terms and conditions contained in this Agreement are contractual and not mere recitals.

10.17 Amendments. This Agreement may not be amended except by the unanimous written agreement of the Members.

Signature page follows

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IN WITNESS WHEREOF, the undersigned Members have duly executed this Amended and Restated Operating Agreement of Spectrum King, LLC as of the Effective Date.

Rami Vardi — Founding Member, Manager, President and Chief Executive Officer

David Zemach — Founding Member and Manager

Stephen Brent — Manager and Chief Operating Officer

Golden Tiger Group LLC

By
G. Tyler Runnels, Manager

Steven Antebi

2016 Antebi Children’s Trust

By
Trustee

2017 Antebi Children’s Trust

By
Trustee

Hardy Thomas

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G. Tyler Runnels and Jasmine N. Runnels TTEES
The Runnels Family Trust DTD 1-11-2000

By
G. Tyler Runnels, Trustee

Pacific Capital Management LLC

By
Jonathan Glaser, Managing Member

Bryan Ezralow TTEE of The Bryan Ezralow
1994 Trust DTD 12-22-94

By
Bryan Ezralow, Trustee

Hightimes Holding Corp.

By
Adam E. Levin, CEO

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SCHEDULE A

Member Name and Address	Economic Units	% Membership Interest and Voting Rights
Rami Vardi 6171 Elba Place Woodland Hills, CA 91367	35.0	31.5315%

David Zemach 19528 Ventura Blvd. #117 Tarzana, CA 91356	35.0	31.5315%

Sequoia CBD Management LLC 9018 Balboa Blvd., #289 Northridge, CA 91325	7.0	6.3063%

2016 Antebi Children’s Trust	6.60	5.9459%

2017 Antebi Children’s Trust	6.60	5.9459%

Golden Tiger Group LLC 2049 Century Park East, Suite 320 Los Angeles, CA 90067	1.00	0.9009%

Hardy Thomas	1.3	1.1712%

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000 2049 Century Park East, Suite 320 Los Angeles, CA 90067	2.5	2.2523%

Pacific Capital Management LLC 11601 Wilshire Blvd., Suite 1925 Los Angeles, CA 90025	2.5	2.2523%

Bryan Ezralow TTEE of The Bryan Ezralow 1994 Trust DTD 12-22-94 23622 Calabasas Rd., Suite 200 Calabasas, CA 91302	2.5	2.2523%

Hightimes Holding Corp. 10990 Wilshire Blvd., Penthouse Los Angeles, CA 90024	11.0	9.9099%

Total	111	100.0000%

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